Exhibit 10.1

2005 ANNUAL INCENTIVE PLAN
OF FREEPORT-McMoRan COPPER & GOLD INC.

ARTICLE I
Purpose of Plan

Section 1.1.  The purpose of the 2005 Annual Incentive Plan of Freeport-McMoRan Copper & Gold Inc. (the “Plan”) is to provide incentives for senior executives whose performance in fulfilling the responsibilities of their positions can have a major impact on the profitability and future growth of Freeport-McMoRan Copper & Gold Inc. (the “Company”) and its subsidiaries.

ARTICLE II
Administration of the Plan

Section 2.1.  Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors consisting of two or more members of the Board each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934. The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that except for increases in the Plan Funding Amount provided for in Section 4.2(b), the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.

ARTICLE III
Eligibility for and Payment of Awards

Section 3.1.  Subject to the provisions of the Plan, in each calendar year the Committee may select any of the following to receive Awards under the Plan with respect to such year and determine the amounts of such Awards: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any person who is also a director of the Company, and (b) any person who has agreed in writing to become a person described in clause (a) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

Section 3.2.  Subject to the provisions of the Plan, Awards with respect to any year shall be paid to each Participant at such time established by the Committee following the determination of the amounts of such Awards, which payment shall in no event be later than February 28th of the year following such Award Year.

Section 3.3.  Notwithstanding the provisions of Section 3.2, if, prior to December 31st of the year preceding any Award Year (or June 30th of the Award Year if the Award is deemed “performance-based” under Section 409A), a Participant shall so elect, in accordance with procedures established by the Committee, all or any part of an Award payable in cash to such Participant with respect to such Award Year shall be deferred and paid in one or more periodic installments, not in excess of three, at such time or times before or after the date of such Participant’s Separation from Service, as shall be specified in such election; provided, however, if periodic installments are triggered by the Participant’s Separation from Service, such payments may not begin until six months following the date of the Participant’s Separation from Service. If and only if any Award or portion thereof payable in cash is so deferred for payment after December 31 of the year following such Award Year, such Award or portion thereof payable in cash, as the case may be, shall, commencing with January 1st of the year following such Award Year, accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Committee. Notwithstanding a Participant’s election to defer Awards hereunder, all installments of Awards payable in cash and accrued interest thereon that remain unpaid as of the third anniversary of the Participant’s Separation from Service shall be paid in a lump sum payment as soon as administratively possible following such anniversary.

Section 3.4.  (a) Notwithstanding the provisions of Sections 3.1, 3.2, 3.3, 4.2(a), 4.2(b), and 4.2(c) hereof, any Award to any Covered Officer shall be granted in accordance with the provisions of this Section 3.4.

(b)  All Awards to Covered Officers under the Plan will be made and administered by two or more members of the Committee who are also “outside directors” within the meaning of Section 162(m).

(c)  Within the first 90 days of each Award Year, the Committee shall assign Participant Shares of the Plan Funding Amount to those Covered Officers whom the Committee designates as Participants for that Award Year (which Participant Shares in the aggregate may not exceed 100% of the Plan Funding Amount). The maximum annual Award that may be made to any Covered Officer for an Award Year is 60% of the Plan Funding Amount.

(d)  If the Plan Funding Amount with respect to an Award Year is to be adjusted to exclude the effect of material changes in accounting policies or practices, material acquisitions or dispositions of property or other unusual items on the Plan Funding Amount, the Committee must clearly identify and describe such exclusions at the time that the Participant Shares of the Plan Funding Amount for that Award Year are assigned, if permitted under Section 162(m).

(e)  Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a calendar year unless the members of the Committee referred to in Section 3.4(b) hereof shall have certified the Participant Share for each Covered Officer, the Plan Funding Amount for such year and that the condition of Section 4.1 hereof has been met for such year.

Section 3.5.  An Award shall be made wholly in cash unless the Committee shall determine that a portion thereof shall be payable, at the election of the recipient of such Award, in an alternative form selected by the Committee. Such election shall be made by the recipient of the Award prior to December 31st of the year preceding the applicable Award Year (or June 30th of the Award Year if the Award is deemed “performance-based” under Section 409A). The alternative form of payment may consist of either shares of stock (including restricted stock) of the Company or rights to receive shares of stock (including restricted stock units) of the Company, and the Committee shall determine the number of such shares or rights that are equivalent in value to the portion of such Award subject to such payment election. The portion of such Award subject to such payment election shall be, at the option of the Committee, either a fixed percentage selected by the Committee or a percentage selected by the Participant from a range of percentages determined by the Committee. All shares of stock or rights to receive shares of stock of the Company authorized under this Section 3.5 shall be issued pursuant to the terms of the Company’s stock incentive plans, shall contain such terms, conditions, and limitations as determined by the Committee pursuant to the stock incentive plans, and shall be subject to all other applicable terms, conditions, and limitations of the stock incentive plans.

ARTICLE IV
General Provisions

Section 4.1.  Any provision of the Plan to the contrary notwithstanding, no Award shall be made pursuant to Section 3.1 or 3.4 with respect to any calendar year if the average of the Return on Investment for such calendar year and each of the four preceding calendar years, after giving effect to the aggregate amount (if any) that was awarded or credited with respect to such prior years and the aggregate amount that would otherwise have been so awarded or credited with respect to such calendar year, would be less than 6%.

Section 4.2.  (a) The aggregate amount of all Awards granted with respect to any calendar year shall not exceed 2.5% of Net Cash Provided by Operating Activities for such year; provided, however, that pursuant to Section 4.2(b), the Committee may determine that the aggregate amount of all Awards granted with respect to any calendar year may not exceed 2.75% of Net Cash Provided by Operating Activities for such year if the applicable safety performance goals are exceeded.

(b)  For each Award Year, 0.5% of the 2.5% of Net Cash Provided by Operating Activities for such year shall be set aside as a Safety Incentive Pool. Within the first 90 days of the Award Year, the Committee will designate one or more objective safety performance goals applicable for the given year and establish the targets applicable to each. Based upon its determination of whether the Company has failed to meet, has met, or has exceeded the applicable safety performance goals, the Committee will include between 0% and 150% of the Safety Incentive Pool as part of the Plan Funding Amount for that Award Year. The safety performance goals are designed to assess the Company’s safety performance and may include any or all of the following: the reportable rate (or the number and type of accidents reported), number of fatalities, improvement in safety performance, lost time incident rate, financial benefits related to safety performance improvement and implementation of safety programs. The safety performance goals may be measured on an absolute basis or relative to a group of peer companies or other industry group selected by the Committee, relative to internal goals, or relative to levels attained in prior years. The Committee may change the safety performance goals each year to any of those listed above and may also change the targets applicable to the safety performance goals from year to year.

(c)  If Managed Net Income or Total Investment of Capital for any year shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual items) which in the Committee’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust Managed Net Income or Total Investment of Capital and make payments and reductions accordingly under the Plan; provided that, except for adjustments specified in advance as provided in Section 3.4(d) hereof, the Committee shall not take any such adjustment into account in calculating Awards to Covered Officers if the effect of such adjustment (i) would be to increase the Plan Funding Amount or (ii) would result in payments to Covered Officers hereunder that would otherwise not be made because of failure to meet the Return on Investment level specified on Section 4.1.

(d)  Notwithstanding the provisions of subparagraphs (a) and (c) above, the amount available for the grant of Awards under the Plan to Covered Officers with respect to a calendar year shall be equal to the Plan Funding Amount for such year and, except for adjustments specified under Section 3.4(d), any adjustments made in accordance with or for the purposes of subparagraphs (a) or (c) that would have the effect of increasing the Plan Funding Amount shall be disregarded for purposes of calculating Awards to Covered Officers. The Committee may, in the exercise of its discretion, determine that the aggregate amount of all Awards granted to Covered Officers with respect to a calendar year shall be less than the Plan Funding Amount for such year, but the excess of such Plan Funding Amount over such aggregate amount of Awards granted to Covered Officers shall not be available for any Awards to Covered Officers with respect to future years. In addition, the Committee may, in the exercise of its discretion, reduce or eliminate the amount of an Award to a Covered Officer otherwise calculated in accordance with the provisions of Section 3.4 prior to payment thereof. Any reduction of an Award shall not accrue to the benefit of any other Covered Officer.

Section 4.3.  A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all benefits that would have been payable hereunder to such Participant. A Participant may rescind or change any such designation at any time. Except as provided in this Section 4.3, none of the benefits that may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.

Section 4.4.  All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

Section 4.5.  The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

Section 4.6.  The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent registered public accounting firm for the Company regarding accounting matters. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

Section 4.7.  Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

ARTICLE V
Amendment or Termination of the Plan

Section 5.1.  The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect any Awards previously made to a Participant and deferred by such Participant pursuant to Section 3.3. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 5.1.

ARTICLE VI
Definitions

Section 6.1.  For the purposes of the Plan, the following terms shall have the meanings indicated:

(a)  Award: The grant of an award by the Committee to a Participant pursuant to Section 3.1 or 3.4.

(b)  Award Year: Any calendar year or portion thereof with respect to which an Award may be granted.

(c)  Board or Board of Directors: The Board of Directors of the Company.

(d)  Committee: The Committee designated pursuant to Section 2.1. Until otherwise determined by the Board of Directors, the Corporate Personnel Committee designated by such Board shall be the Committee under the Plan.

(e)  Covered Officer: At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder by the Internal Revenue Service of the Department of the Treasury, provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any Award will be paid to such individual.

(f)  Managed Net Income: With respect to any year, the sum of (i) the net income (or net loss) of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board; plus (or minus) (ii) the minority interests’ share in the net income (or net loss) of the Company’s consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board; plus (or minus) (iii) the effect of changes in accounting principles of the Company and its consolidated subsidiaries for such year plus (or minus) the minority interests’ share in such changes in accounting principles as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(g)  Net Cash Provided by Operating Activities: With respect to any year, the net cash provided by operating activities of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(h)  Net Interest Expense: With respect to any year, the net interest expense of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent registered public accounting firm, released by the Company to the public and approved by the Board.

(i)  Participant: An individual who has been selected by the Committee to receive an Award.

(j)  Participant Share: The percentage of the Plan Funding Amount assigned to a Covered Officer by the Committee.

(k)  Plan Funding Amount: With respect to any year, 2.5% of Net Cash Provided by Operating Activities for such year, as adjusted as provided in Section 4.2(b), but not to exceed 2.75% of Net Cash Provided by Operating Activities for such year.

(l)  Return on Investment: With respect to any year, the result (expressed as a percentage) calculated according to the following formula:

a + (b - c)
d

in which “a” equals Managed Net Income for such year, “b” equals Net Interest Expense for such year, “c” equals Tax on Net Interest Expense for such year, and “d” equals Total Investment of Capital for such year.

(m)  Safety Incentive Pool: The portion of the Plan Funding Amount for a given year that is determined based on the Company’s performance with regard to the safety performance goals established by the Committee pursuant to Section 4.2(b) hereof. The Safety Incentive Pool for a given year is initially equal to 0.5% of Net Cash Provided by Operating Activities for such year, but may be decreased to a minimum of 0% or increased to a maximum of 0.75% of Net Cash Provided by Operating Activities in accordance with Section 4.2(b) hereof.

(n)  Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service thereunder.

(o)  Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and rules and guidance promulgated by the Internal Revenue Service thereunder.

(p)  Separation from Service: “Separation from service” as determined in accordance with Section 409A.

(q)  Subsidiary: (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

(r)  Tax on Net Interest Expense: With respect to any year, the tax on the net interest expense of the Company and its consolidated subsidiaries for such year calculated at the appropriate statutory income tax rate for such year as reviewed by the Company’s independent registered public accounting firm.

(s)  Total Investment of Capital: With respect to any year, the sum of (i) the weighted average of the stockholders’ equity in the Company and its consolidated subsidiaries for such year, (ii) the weighted average of the minority interests in the consolidated subsidiaries of the Company for such year, (iii) the weighted average of the redeemable preferred stock of the Company for such year and (iv) the weighted average of the long-term debt of the Company and its consolidated subsidiaries for such year, all as shown in the quarterly balance sheets of the Company and its consolidated subsidiaries for such year.